Exhibit 3.1

AMENDMENT NO. 1

TO

APPENDIX D

OF THE

STATEMENT OF PREFERENCES

OF

TERM PREFERRED SHARES

OF

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TRUST

WHEREAS, XAI Octagon Floating Rate & Alternative Income Trust (the “Trust”) has adopted a Statement of Preferences of Term Preferred Shares, effective as of March 23, 2021 (the “Statement of Preferences”), establishing the preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of each Series of Term Preferred Shares are set forth in the Statement of Preferences, as modified, amended or supplemented from time to time in any Appendix (each an “Appendix’) to the Statement of Preferences specifically relating to such Series;

WHEREAS, the Trust adopted Appendix D, effective as of June 10, 2024, to the Statement of Preferences (“Appendix D”) establishing the preferences, voting powers, restrictions, limitations as to dividends and distributions, conversion privilege, qualifications and terms and conditions of redemption of the Trust’s 6.95% Series II 2029 Convertible Preferred Shares (the “6.95% Series II 2029 Convertible Preferred Shares”);

WHEREAS, the Non-Call Period with respect to the 6.95% Series II 2029 Convertible Preferred Shares is the period beginning on the Date of Original Issue and ending at the close of business on the date that is 18 months after the Date of Original Issue;

WHEREAS, the undersigned, being the holders of all of the outstanding 6.95% Series II 2029 Convertible Preferred Shares desire to eliminate the Non-Call Period;

WHEREAS, pursuant to Section 2.6(c)(iii) of the Statement of Preferences, the Trust shall not, without the affirmative vote or consent of the Holders of at least two-thirds (2/3) of the Term Preferred Shares of a Series, Outstanding at the time, voting as a separate class, amend, alter or repeal the provisions of the Appendix relating to such Series, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power set forth in such Appendix of the Term Preferred Shares of such Series or the Holders thereof;

WHEREAS, terms used but not defined herein shall have the respective meanings given to them in the Statement of Preferences or Appendix D, as applicable;

NOW THEREFORE BE IT

RESOLVED:

1.	In order to eliminate the non-call period applicable to the 6.95% Series II 2029 Convertible Preferred Shares, Section 8 of Appendix D is hereby deleted and replaced in its entirety with the following:

Section 8.-Call Period Applicable to Series.

Shares of each Sub-Series of 6.95% Series II 2029 Convertible Preferred Share shall not be subject to a Non-Call Period.

2.	Accordingly, Shares of 6.95% Series II 2029 Convertible Preferred Share may be redeemed by the Trust in accordance with Section 2.5(c) of the Statement of Preferences at any time following the effective date of this Amendment No 1. to the Appendix.

3.	This Amendment No. 1 to the Appendix shall become effective upon its acceptance and approval by the Board of Trustees of the Trust.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, being the holders of all of the outstanding 6.95% Series II 2029 Convertible Preferred Shares have caused this Amendment No. 1 to Appendix D of the Statement Of Preferences of Term Preferred Shares of XAI Octagon Floating Rate & Alternative Income Trust to be executed as of December 29, 2025.

By:	EAGLE POINT CREDIT MANAGEMENT LLC

On behalf of each Holder listed on Appendix A hereto

/s/ Taylor Pine
Name:	Taylor Pine
Title:	Principal – Director of Operations

XAI Octagon Floating Rate & Alternative Income Trust has caused these presents to be signed as of the date first written above in its name and on its behalf by its Chief Legal Officer and Secretary and attested by its Vice President following the acceptance and approval of this Amendment No. 1 to Appendix D of the Statement Of Preferences of Term Preferred Shares of XAI Octagon Floating Rate & Alternative Income Trust by the Board of Trustees of the Trust at a meeting duly convened and held on December 29, 2025. Said officers of the Trust have executed this Amendment as officers and not individually, and the obligations and rights set forth in the Statement of Preference and the Appendix, as amended by this Amendment, are not binding upon any such officers, or the Trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

XAI OCTAGON FLOATING RATE &
ALTERNATIVE INCOME TRUST

By:	/s/ Benjamin D. McCulloch
	Name:	Benjamin D. McCulloch
	Title:	Chief Legal Officer and Secretary

ATTEST:

/s/ Kimberly A. Flynn
Name:	Kimberly A. Flynn
Title:	Vice President

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